CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.


                       Ratio of Earnings to Fixed Charges
                               Twelve Months Ended

                             (Thousands of Dollars)

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
                                                              DECEMBER      DECEMBER      DECEMBER      DECEMBER      DECEMBER
                                                                1996          1997          1998          1999          2000
                                                             ----------    ----------    ----------    ----------    ----------

Earnings

          Net Income                                           $694,085      $712,823       $745,140      $711,843      $583,715
          State Income Tax                                         -              -             -             -           21,369
          Federal Income Tax                                    355,590       357,100        327,805       857,818       109,814
          Federal Income Tax Deferred                            49,510        31,450         95,140      (454,578)      166,698
          Investment Tax Credits                                 (8,910)       (8,830)        (8,710)      (37,159)       (7,955)
                                                              ----------    ----------     ----------    ----------    ----------

                      Total Earnings Before Income Tax         1,090,275    1,092,543      1,159,375     1,077,924       873,641

Fixed Charges*                                                   343,308      353,689        345,513       340,344       392,347
                                                              -----------   ----------     ----------    ----------    ----------
                      Total Earnings Before Income Tax
                         and Fixed Charges                    $1,433,583    $1,446,232    $1,504,888    $1,418,268    $1,265,988
                                                             ============  ============  ============   ============  ============

          * Fixed Charges

          Interest on Long-Term Debt                            $296,443      $306,109      $294,894      $291,747      $318,842
          Amortization of Debt Discount, Premium and Expense      11,376        12,049        13,777        13,514        12,584
          Interest on Component of Rentals                        18,157        18,448        18,442        17,720        17,697
          Other Interest                                          17,332        17,083        18,400        17,363        43,224
                                                               -----------   ----------     ----------    ----------    ----------
                      Total Fixed Charges                       $343,308      $353,689      $345,513      $340,344      $392,347
                                                              ============  ============  ============   ============  ============

          Ratio of Earnings to Fixed Charges                      4.18           4.09         4.36          4.17          3.23

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